EXHIBIT 99.1

Halozyme Contact	Investor Relations Contact
David A. Ramsay	Zachary Bryant
Chief Financial Officer	Lippert/Heilshorn & Associates
(858) 794-8889	(310) 691-7100
dramsay@halozyme.com	zbryant@lhai.com
HALOZYME THERAPEUTICS REPORTS
THIRD QUARTER 2006 FINANCIAL RESULTS
SAN DIEGO, November 9, 2006 – Halozyme Therapeutics, Inc. (AMEX: HTI), a biopharmaceutical company developing and commercializing recombinant human enzymes, today reported financial results for the three and nine months ended September 30, 2006.
“This has been another productive quarter for our team, as we continue to make solid progress on multiple fronts,” stated Jonathan Lim, MD, Halozyme’s President and CEO. “Hylenex is currently being sampled to hospices and palliative care centers and we are very excited to report that the Center for Medicare and Medicaid Services has issued a new, unique J-code (J3474, INJECTION, HYALURONIDASE, RECOMBINANT). Under the Outpatient Prospective Payment System 2007 Final Rules, Hospital Outpatient Department and Physician Office settings will receive separate Medicare pass-through reimbursement for the use of Hylenex for services on or after January 1, 2007 through December 31, 2008.”
Third Quarter 2006 and Subsequent Weeks’ Highlights:
•	The initiation of the first clinical trial of Enhanze® Technology, Halozyme’s enzyme-based drug delivery platform based on recombinant human PH20 hyaluronidase (rHuPH20), intended to enhance the absorption of a representative large molecule protein therapeutic. The clinical trial is designed to compare the pharmacokinetics (PK), safety and tolerability of a large molecule protein therapeutic agent subcutaneously injected both with and without rHuPH20. The dose escalation, within-patient controlled study will use escalating doses of rHuPH20 and substitute a standard SC injection of the therapeutic agent with a SC injection of the protein therapeutic agent combined with rHuPH20. The study will compare the bioavailability and other PK parameters, along with safety and tolerability, of the two SC injections, one with and one without rHuPH20.

•	The redemption of warrants to purchase 2,204,188 shares of common stock for gross proceeds of approximately $3.9 million. The warrant exercises occurred during August and September in connection with Halozyme’s previously announced warrant call. Based on the number of shares subject to this warrant call, the Company originally anticipated receiving gross proceeds of approximately $3.3 million, if all shares subject to the warrant call were exercised. A number of the Company’s warrant holders decided to exercise their warrants for an amount of shares greater than what was required by the warrant call, leading to the Company’s receipt of approximately $0.6 million in additional gross proceeds.
Third Quarter 2006 Financial Results
•	Net loss for the third quarter of 2006 was $3.7 million, or $0.06 per share, compared with a net loss for the third quarter of 2005 of $3.7 million, or $0.07 per share. Net loss for the nine months ended September 30, 2006 was $10.4 million, or $0.17 per share, compared to $9.8 million, or $0.20 per share, for the comparable period in 2005.

•	Total product sales for the third quarter of 2006 were $362,000, compared with $26,000 for the third quarter of 2005. Cumulase product sales for the third quarter of 2006 were $43,000, compared with $26,000 for the third quarter of 2005. API sales to Baxter for Hylenex were $319,000 for the third quarter of 2006.

•	Research and development expenses for the third quarter of 2006 were $2.4 million, compared with $3.1 million for the third quarter of 2005, reflecting a decrease in contract manufacturing and analytical costs related to the development and production of the Company’s rHuPH20 enzyme, partially offset by higher clinical trial costs.

•	Selling, general and administrative expenses for the third quarter of 2006 were $1.4 million, compared with $0.7 million for the third quarter of 2005, reflecting an increase in compensation, legal and other expenses over the prior-year quarter.

•	Cash and cash equivalents as of September 30, 2006 were $16.1 million, compared with $15.1 million as of June 30, 2006 and $19.1 million as of December 31, 2005.
About Hylenex
Hylenex recombinant (hyaluronidase human injection) is indicated for use as an adjuvant to increase the absorption and dispersion of other injected drugs, for hypodermoclysis, and as an adjunct in subcutaneous urography for improving resorption of radiopaque agents. Hylenex recombinant is contraindicated in patients with hypersensitivity to hyaluronidase enzyme or any other ingredient in the formulation. Warnings for the use of Hylenex consist of discontinuing Hylenex if sensitization occurs, and not using Hylenex to enhance the absorption and dispersion of dopamine and/or alpha agonist drugs, for injection into or around an infected or acutely inflamed area because of the danger of spreading localized infection, to reduce the swelling of bites or stings, for application directly to the cornea, or for IV injections because the enzyme is rapidly inactivated. Precautions for the use of Hylenex consist of incompatibility with furosemide, benzodiazepines and phenytoin, and recommendation for consulting appropriate references to determine the usual precautions when considering administration of Hylenex with any drug (e.g., when epinephrine is injected along with hyaluronidase, the precautions for the use of epinephrine in cardiovascular disease, thyroid disease, diabetes, digital nerve block, ischemia of the fingers and toes, etc., should be observed). A preliminary skin test for hypersensitivity to Hylenex can be performed. The most frequently reported adverse experiences have been local injection site reactions. Hyaluronidase has been reported to enhance the adverse events associated with co-administered drug products. Edema has been reported most frequently in association with hypodermoclysis. Allergic reactions (uticaria or angioedema) have been reported in less than 0.1% of patients receiving hyaluronidase. Anaphylactic-like reactions following retrobulbar block or intravenous injections have occurred, rarely. The full prescribing information for Hylenex should be consulted prior to prescription or administration.
About Halozyme Therapeutics, Inc.
Halozyme is a biopharmaceutical company developing and commercializing recombinant human enzymes for the drug delivery, palliative care, oncology, and infertility markets. The Company’s portfolio of products is based on intellectual property covering the family of human enzymes known as hyaluronidases. Halozyme’s recombinant human enzymes may replace current animal slaughterhouse-derived extracts that carry potential risks of animal pathogen transmission and immunogenicity. The company has received FDA approval for two products: Cumulase, the first and only recombinant human hyaluronidase for cumulus removal in the IVF process; and Hylenex, for use as an adjuvant to increase the absorption and dispersion of other injected drugs. The versatility of the first enzyme, rHuPH20, enables Halozyme to develop the product as a medical device, drug enhancement agent, and therapeutic drug.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company’s products under development, product development plans, milestones, and clinical studies) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-KSB, 10-Q and other filings with the SEC.

HALOZYME THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Product sales	$362,477	$25,644	$555,420	$71,347

Expenses:
Cost of sales	356,093	10,091	395,591	31,115
Research and development	2,429,016	3,106,983	6,536,011	7,579,311
Selling, general and administrative	1,403,405	674,368	4,537,869	2,443,287

Total expenses	4,188,514	3,791,442	11,469,471	10,053,713

Loss from operations	(3,826,037)	(3,765,798)	(10,914,051)	(9,982,366)

Other income, net	175,000	65,322	540,028	220,480

Net loss	$(3,651,037)	$(3,700,476)	$(10,374,023)	$(9,761,886)

Net loss per share, basic and diluted	$(0.06)	$(0.07)	$(0.17)	$(0.20)

Shares used in computing net loss per share, basic and diluted	62,731,254	49,978,696	61,669,201	49,834,695

###